Exhibit 99.1

Action Products to Report Third Quarter Financials and Conference Call

Wednesday October 20, 1:00 pm ET

Company Expects to Report Profit for the Third Quarter

ORLANDO, Fla., Oct. 20, 2004 (PRIMEZONE) — Action Products International, Inc. (NasdaqSC:APII - News), a leading toy designer and manufacturer of educational and positive, non-violent branded toys for pre-school children through pre-teens, today announced that the Company will host a conference call at 4:15 EST on Nov 1, 2004. The financial figures and other news will be released at 11:00 AM on the same day. The participant call in number is 800-240-6709.

Considering the state of the industry, the management is gratified to report that the third quarter was profitable and ahead of expectations of a small loss. This was due to sharp cutbacks in expenses as well as increased sales in certain channels that helped to offset the sharp decline in sales to traditional mass-market specialty toy retailers.

Prebooked orders for the fourth quarter are currently ahead of last year.

“Although it took longer than we expected to get Curiosity Kits(r) in line with our normal great service, we have been able to source production in China and we recently brought out a few new items. Our current focus is to bring our fulfillment rate up to the standards we have in Action Products and we expect that to happen by Toy Fair in February,” said Ron Kaplan, President. “Hence, we expect to be showing strong comparison figures in 2005 as our brands continue to gain traction. Our balance sheet remains strong and as we return to profitability, it should get stronger. We are continuing to open up new channels of distribution and we are actively seeking new brands and companies to acquire.”

ABOUT ACTION PRODUCTS INTERNATIONAL

Action Products International, Inc. is a leading designer and manufacturer of educational and positive branded toys emphasizing fun. Quality brands including JAY JAY THE JET PLANE Wooden Adventure System(tm), I Dig Dinosaurs(r) and I Dig Treasures(r) excavation activity kits, Space Voyagers(r) (``The most authentic Space Toys on Earth”), Wild Climbers(tm) and Climb@Tron(tm) window-climbing animals and robots, Play and Store(tm) themed playsets, Kidz Workshop(tm) wooden projects, and Drop Zone Extreme(tm) parachute toys, and Curiosity Kits(r), a leading, award-winning specialty brand for kids’ craft and activity kits. Its products are marketed and sold worldwide to specialty retailers, museums, toy stores, theme parks, attractions, zoos, catalog companies, Internet retailers, and educational markets.

For more information on Action Products’ toys, email marketing@apii.com or visit the Company’s web site at http://www.apii.com.

Any statements that are not historical facts contained in this release are forward-looking statements. It is possible that the assumptions made by management for purposes of such statements may not materialize. Actual results may differ materially from those projected or implied in any forward-looking statements. Such statements may involve risks and uncertainties, including but not limited to those relating to product demand, pricing, market acceptance, the effect of economic conditions, and intellectual property rights and the outcome of competitive products, risks in product development, the results of financing efforts, the ability to complete transactions, and other factors discussed from time to time in the Company’s Securities and Exchange Commission filings. The Company undertakes no obligation to update or revise any forward-looking statement for events or circumstances after the date on which such statement is made.

Contact:

Investor Relations
Warren Kaplan
(407) 481-8007 Ext 723